Vanguard Short-Term Inflation-Protected
Securities Index Fund
Supplement to the Prospectus and Summary Prospectus for Investor Shares & Admiral? Shares Dated October 10, 2012
Effective immediately, Vanguard Short-Term Inflation-Protected Securities Index Fund?s 0.25% purchase fee is eliminated.
Prospectus and Summary Prospectus Text Changes
The ?Fees and Expenses? section is restated as follows:
Fees and Expenses
The following table describes the fees and expenses you may pay if you buy and hold Investor Shares or Admiral Shares of the Fund.
Shareholder Fees
(Fees paid directly from your investment)
Investor Shares Admiral Shares
Sales Charge (Load) Imposed on Purchases None None
Purchase Fee None None
Sales Charge (Load) Imposed on Reinvested Dividends None None
Redemption Fee None None
Account Service Fee (for fund account balances below $10,000) $20/year $20/year
(over, please)
Annual Fund Operating Expenses
(Expenses that you pay each year as a percentage of the value of your investment)
Investor Shares Admiral Shares
Management Expenses 0.17% 0.08%
12b-1 Distribution Fee None None
Other Expenses 0.03% 0.02%
Total Annual Fund Operating Expenses 0.20% 0.10%
1 Year 3 Years 5 Years 10 Years
Investor Shares $20 $64 $113 $255
Admiral Shares $10 $32 $56 $128
All other references to the Fund?s 0.25% purchase fee are removed.
? 2013 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. PS 1967 052013